EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Covenant Transportation Group, Inc.:

We consent to the use of our report dated March 28, 2013, with respect to the consolidated balance sheets of Covenant Transportation Group, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Covenant Transportation Group Inc., incorporated by reference herein.

/s/ KPMG LLP

Atlanta, Georgia
June 3, 2013

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